Exhibit 10.3

Unprotected Lease Contract

Made and signed in Tel Aviv on August 20, 2020.

Between:             Block 7093 Parcel 162 Ltd.

P.C. 510583156

of 3 Menorat Hamaor Street, Tel Aviv 67448

Telephone: 03-6955185 Fax.: 03-6955183

Email: krz1905@012.net.il

(the “Landlord”)

of the first part

and:                     Nyxoah Ltd.

P.C. 514082726

(the “Tenant”)

of the second part

Whereas	the Landlord is the holder (owner of the property) and the owner of the exclusive rights of ownership in the Building, as defined in this agreement, which includes the Leased Premises, as defined in this agreement; and

Whereas	the Tenant wishes to lease the Leased Premises from the Landlord in an unprotected lease in accordance with the attached plans; and

Whereas	the parties wish to regulate their legal and other relations, in this contract below:

Therefore, the parties stipulated, declared and agreed as follows:

1.	Preamble and annexes

1.1	The preamble of this contract and the annexes hereto constitute an integral part hereof.

1.2	The annexes to the agreement that are attached hereto constitute an integral part of the agreement and the terms and conditions hereof.

1.3	The headings of the sections of the agreement are for the sake of orientation and convenience only, are not part of the agreement, and shall not be used for purposes of the interpretation hereof.

2.	Definitions

In this agreement, the following terms shall bear the meaning stated alongside them.

[Initials]	[Initials]

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

The “Building”

The commercial building located at 126 Yigal Alon Street in Tel Aviv which is known as part of Parcel 533 (previously 162) in Block 7093 which includes the Leased Premises as defined below, and which is comprised of commercial spaces and office spaces.

An updated land registration extract is attached to this agreement and marked Annex A.

The “Leased Premises”	Offices in the Building which are located on level two (2) at 126 Yigal Alon Street as specified in Section 4 below and as marked in the drawing attached to this agreement as Annex B. [For the] avoidance of doubt, it is clarified that the Leased Premises are within the area of the office spaces.

The “Addition”	An area of 245 sqm on the second floor in the Building which is adjacent to the original space of Nyxoah Ltd. which shall be added to its area starting from the taking effect of this lease agreement.

The “Management Company”	The Landlord itself or a company owned thereby and/or authorized thereby and/or on behalf thereof and/or in its stead and/or therefor, which operates for the management of the Building.

The “Architect”	The architect who will be selected by the Tenant for designing interior adjustments in the Leased Premises.

“Floor Plan”	The Architect’s plan as specified in Annex 1 to Annex C.

3.	Non-applicability of the tenant protection laws to the lease

3.1	The Tenant hereby declares and confirms that the lease pursuant to this contract is an unprotected lease according to the Tenant Protection Law (Consolidated Version), 5732-1972 and/or other tenant protection laws including the various amendments thereto.

3.2	The Tenant hereby declares that it was not required to pay and did not pay any amount whatsoever to the Landlord as key money for the right to lease the Leased Premises and that other than the Rent as provided in this contract below, the Tenant did not give the Landlord any amount of money or money equivalent as key money, firm or benefit of any kind for the right to lease the Leased Premises as aforesaid and that upon vacation of the Leased Premises the Tenant shall not be entitled to claim from the Landlord any amount whatsoever and/or benefit whatsoever as key money and/or by virtue of the Tenant Protection Law, Consolidated Version, 5732-1972 and/or as an outcome of this contract.

[Initials]	[Initials]

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

4.	The lease and the Leased Premises

4.1	The Landlord declares that it owns all of the rights in the Leased Premises and it is the exclusive holder thereof.

4.2	The Landlord declares that the Leased Premises and the Building were built pursuant to the law by virtue of a lawful building permit and that no work and/or act in the Leased Premises which requires a lawful building permit was performed unlawfully. That a Form 4 and a certificate of completion were issued with respect to the Leased Premises and that the permitted use thereof by virtue of the zoning plan and the building permit is inter alia for the purpose of offices and/or the hi-tech industry and that the Building and Leased Premises contain no defect, flaw and non-conformity, either patent or latent, and that all the systems of the Building and the Leased Premises are functioning and in good working order including the communication, electricity, air conditioning and lighting systems in the Leased Premises.

The Landlord declares that there is no impediment to its engagement in this agreement with the Tenant and that it did not confer any right on any third party with respect to the Leased Premises and that there is no (lawful and/or planning and/or other) impediment to the management of a business in accordance with the purpose of the lease as provided in this agreement in the Leased Premises.

4.3	The Landlord hereby leases to the Tenant, and the Tenant hereby leases from the Landlord, the Leased Premises that are marked in the drawing in bright yellow, which are on the second floor in the Building at 126 Yigal Alon Street, Tel Aviv.

4.4	The gross area of the Leased Premises is approx. 1099 sqm on the second floor. The Tenant declares that it has seen the Leased Premises and subject to the performance of the Landlord’s works in the area of the “Addition” as specified in Annex D which is attached to this agreement and other than a latent non-conformity and/or flaw and/or malfunction and/or defect, accepts them in their condition as is.

4.5	It is clarified that the Tenant is given the exclusive right of use in the Leased Premises area and that the same does not derogate from and/or prejudice the right of the Tenant and/or its guests and/or its visitors and/or any other on its behalf to use the common areas in the Building and the right of way therein.

4.6	Until the date of handing over of possession of the Leased Premises, the Landlord shall perform, at its expense, adjustment works in the area of the “Addition” to the Leased Premises, which include what is specified in Annex D which is attached to this agreement (above and below, the “Landlord’s Works”).

[Initials]	[Initials]

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

5.	The term of the lease

5.1	The original term of the lease according to this contract shall commence on August 23, 2020 and the date of expiration of the original lease is after the lapse of 36 months on August 22, 2023 (the “Original Term of the Lease”).

5.2	The Tenant is given the option to extend the Original Term of the Lease by two option periods of two years each with regard to the Leased Premises (the “Option Periods”). The Tenant shall give notice of its intention to exercise the Option Periods up to 90 days before the date of commencement of the option period. The rent for the first option period shall increase by 10% over and above the rent in the Original Term of the Lease. The Tenant has a first option to extend the term of the lease by two more years until August 22, 2025 and a second option period to extend the term of the lease by two more years until August 22, 2027. The amount of the rent for the second option period shall be determined in a meeting between the parties up to 90 days before the date of renewal of the option according to the accepted standard of prices at such time. A condition to the exercise of the option shall be that the Tenant shall have fulfilled all of the material terms and conditions of this contract during the Original Term of the Lease in a full and timely manner.

5.3	The provisions of Section 5.2 of this agreement notwithstanding, the Landlord reserves the right to refuse the exercise of the options by the Tenant solely if it is required to remove all of the tenants of the Building for the purpose of demolishing it and constructing a new building in its stead, provided that the same shall not prejudice the first term of the lease and/or on reasonable grounds which shall be specified in writing, and a written notice as aforesaid regarding the need to vacate shall be delivered to the Tenant at least 6 months in advance before the vacation date.

5.4	It is agreed that the Tenant shall bear any and all payments that apply thereto pursuant to this contract for the term of the lease, whether or not it shall have actually held and/or used the Leased Premises, provided that there is no impediment to making reasonable use of the Leased Premises in accordance with the purpose of the lease.

5.5	The parties’ undertaking under this section is a material undertaking whose breach shall constitute a fundamental breach of the contract.

[Initials]	[Initials]

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

6.	The Rent

6.1.	For the area of the Leased Premises, in the first year of the Original Term of the Lease the Tenant shall pay monthly rent to the Landlord in the amount of ILS [***] (which include the rent in the amount of ILS [***] and the management fees in the amount of ILS [***]) for each sqm gross and in total, the Tenant shall pay the Landlord for the entire area of the Leased Premises, rent and managements fees in the total amount of ILS [***] before VAT, for each month of rent, excluding parking spaces (the “Rent”). The Rent shall be linked to the ratio between the consumer price index which is known on the date of signing of the original lease agreement that was signed on September 21, 2016 and the index which is known on the date of issuance of every quarterly Rent bill during the first lease year that will expire on August 14, 2021 which is 99.2.

6.2.	The Rent (including the management fees) as aforesaid shall be paid by the Tenant to the Landlord together with lawful VAT. The aforesaid VAT shall be paid by the Tenant to the Landlord in a postdated check no later than on the date of payment of the VAT to the tax authorities pursuant to the law.

6.3.	The Rent starting from the second year of the Original Term of the Lease shall be ILS [***] per sqm which include rent in the amount of ILS [***] per sqm and management fees in the amount of ILS [***] per sqm and shall be linked to the ratio between the consumer price index which will be known on such date (the “New Base Index”) and the index which is known on the date of issuance of each quarterly bill for payment (the “New Index”). The base index that will be known on this date is the July 2021 index which will be published on August 15, 2021 and it shall be ____.

6.4.	If on the date of issuance of the invoice for payment it transpires that the New Index as defined above is higher than the base index, the Tenant shall pay the Landlord Rent that is increased by the rate at which the New Index shall have risen versus the base index. If the index decreases below the base index, the invoice shall be calculated according to the base index. The Rent shall be paid to the Landlord once every three months in advance at the beginning of each calendar year quarter, in other words, on January 1, April 1, July 1 and October 1 (the “Quarter”).

The parties’ undertaking under this section is a material undertaking whose breach shall constitute a fundamental breach of this contract.

[Initials]	[Initials]

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

7.	The purpose of the lease

7.1.	The Leased Premises are hereby leased to the Tenant for the purpose of management of its business which includes development of medical devices.

The Tenant has available thereto the right to sublet part of the area of the Leased Premises to any other subtenant, including companies that are directly or indirectly connected to the Tenant, provided that the Landlord shall not object to the identity of the subtenant, except on reasonable grounds.

7.2.	The Landlord hereby declares and confirms that the purpose of the use conforms with the building permits and the zoning plan which applies to the land and that the use specified above does not constitute use which deviates from a plan or permit.

7.3.	The parties agreed and stipulated that the Tenant shall not be entitled to use the Leased Premises for any purpose other than the above-specified purpose without the Landlord’s consent thereto in advance and in writing. Use for one of the items of the purpose or part thereof shall not constitute a different purpose. The Landlord and/or others on its behalf may enter the Leased Premises at any reasonable time and with advance coordination with the Landlord, in order to examine the condition of the Leased Premises and ensure the Tenant’s fulfillment of the terms and conditions of this contract.

7.4.	The Landlord undertakes to sign any document and/or application that will be required for obtaining a business license and/or other permit that is required to launch the transaction for the purpose of the lease, to the extent that will be necessary.

7.5.	The Tenant’s undertaking and the Landlord’s representations pursuant to this section are a material undertaking whose breach shall constitute a fundamental breach of the contract.

8.	Liability, maintenance

8.1.	The Tenant undertakes, in the entire term of the lease, to maintain the Leased Premises including any and all equipment therein, in good condition and working order, to repair at its expense within a reasonable time any defect, malfunction and damage that will be caused to the Leased Premises as a result of a negligent act or omission by the Tenant and/or another on its behalf and/or any of its employees, customers, visitors or suppliers and/or persons authorized thereby to enter the Leased Premises and/or deriving from inappropriate use by the Tenant for which it is liable pursuant to the law, and other than any malfunction or damage deriving from reasonable wear and tear caused due to proper use of the Leased Premises and/or malfunction or damage deriving from a negligent or malicious act or omission by the Landlord and/or another on its behalf and/or its employees and/or if pursuant to the law, the Landlord and/or another on its behalf are liable for the damage and/or malfunction as aforesaid, the Landlord shall be liable for the repair thereof. The Tenant undertakes to notify the Landlord within a reasonable time of any material damage, malfunction or defect that will occur in the Leased Premises as aforesaid. It is agreed that the Tenant’s undertaking as provided in this main section applies and shall apply solely to current and standard maintenance of the Leased Premises and the equipment therein and does not apply to latent non-conformities and/or defects in the Leased Premises and/or the systems thereof.

[Initials]	[Initials]

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

8.2.	The Landlord shall repair, immediately upon the first demand and in such manner as will not harm the Tenant’s reasonable use of the Leased Premises, any malfunction and/or defect and/or damage in the Leased Premises and Building, including the equipment, facilities and other appliances and/or the facilities with which the Leased Premises and Building were equipped as aforesaid, which are owned by the Landlord, and/or equipment and/or facilities which serve the Leased Premises and are installed outside the Leased Premises. If the Landlord or Management Company do not make the necessary repairs as aforesaid within a reasonable time, the Tenant shall be entitled but not obligated to perform any and all repairs and any and all acts as it will deem fit in order to repair the damage and/or bring the Leased Premises to an appropriate standard and quality as aforesaid and/or restore the prior condition, at the Landlord’s expense. If the damage and/or malfunction are caused as provided in Section 8.1 above as a result of negligence and/or maliciously by the Tenant and any other on its behalf as specified in Section 8.1 above, they shall be repaired by, and at the expense of the Tenant.

8.3.	Because the Building in which the Leased Premises are located is maintained by a Management Company, the management fees for the activity of which will be paid by the Tenant in the context of the Rent, the parties agree and declare that the Management Company is required to maintain and arrange for the cleanliness of the common areas and to repair any and all flaws and/or defects and/or damage and/or malfunctions in the Building and all of its systems, equipment, infrastructures and facilities, immediately when any flaw and/or defect and/or malfunction is discovered and in such manner as will not harm and/or derogate from the Tenant’s right to use the Leased Premises and the Building. In accordance with the aforesaid, the Tenant shall not have any arguments, demands or claims against the Landlord, directly and/or indirectly, with respect to the Building’s systems and/or infrastructures unless the Management Company does not fulfill its undertakings in this regard as aforesaid. If the Management Company does not fulfill its undertakings as aforesaid, the Landlord undertakes to arrange for the repairs and good working order of the Leased Premises and the systems in the Building at its expense, and to offset the costs against the management fees that will be transferred to the Management Company.

[Initials]	[Initials]

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

8.4.	The Landlord undertakes that the management services to be provided by the Management Company will be performed in a current manner and at a standard that will be no less than the accepted standard in projects of this kind which will enable use of the Leased Premises for the purpose for which they were leased.

8.5.	The parties’ undertakings under this section are material undertakings whose breach shall constitute a fundamental breach of the contract.

9.	Insurance

9.1.	The Tenant shall take out, at its expense, insurance of the entire content of the Leased Premises, at the real value thereof, covering the Tenant’s entire activity. The Tenant shall take out, at its expense, an insurance policy against liabilities vis-à-vis third parties, with a liability cap of [***] per occurrence and in the aggregate. In the aforesaid insurance, the Tenant shall add the Landlord as an insured due to the liability thereof as the owner of the Leased Premises and/or due to its vicarious liability for the Tenant’s acts and/or omissions.

9.2.	The Tenant shall take out, at its expense, an employers’ liability insurance policy for the entire term of the lease, in the amount of ILS [***] per occurrence and up to ILS [***]in the aggregate. In the aforesaid insurance, the Tenant shall add the Landlord as an insured due to the liability thereof as the owner of the Leased Premises and/or due to its vicarious liability for the Tenant’s acts and/or omissions. The above-included policy shall include a clause on cancellation or non-renewal of the insurance by an advance notice of 30 (thirty) days before the date of expiration of the insurance period.

9.3.	The Landlord shall take out, at its expense, an insurance of the Leased Premises’ building, including the attachments thereto at the real value thereof, that shall include extended fire insurance, break-in and attempted break-in damage.

9.4.	The Tenant and the Landlord hereby waive the right of subrogation vis-à-vis one another and/or vis-à-vis any others on behalf thereof and/or acting in their stead, other than if any of the aforementioned shall have maliciously caused damage.

9.5.	The parties shall present a copy of the aforesaid insurance policies upon demand.

[Initials]	[Initials]

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

9.6.	The mere taking out of the aforesaid insurances shall not exempt the parties and/or release them in any way and manner from their liability under this contract or any law.

9.7.	If the Tenant does not maintain the insurances that apply thereto as aforesaid, the Landlord may maintain the aforesaid insurances in its stead, and the Tenant shall bear the insurance payments and pay the Landlord upon its first demand.

10.	Transfer of rights

10.1.	The Landlord shall be entitled to transfer its rights in the Leased Premises to any third party, provided that it does so while protecting all of the Tenant’s rights pursuant to the terms and conditions of this contract. The Landlord may continue construction of additional floors in the aforesaid property, provided that the same does not prevent the buyer’s reasonable use of the property and passage therefrom and thereto. The Landlord shall act insofar as possible to reduce interference, including construction of the frame at nighttime, advance coordination of acts that are related to the Tenant’s activity, etc.

10.2.	Without derogating from the provisions of Section 7.1 above, the Tenant shall have the right to assign all or part of its rights in relation to this agreement, in each of the cases specified below: (a) Transfer or assignment and/or permission of use of rights as aforesaid to a subsidiary and/or an affiliate and/or a sister company of the Tenant; (b) In case of a merger and/or acquisition and/or other transaction which the Tenant will perform, as a result of which the means of control of the Tenant will pass to a third party, and provided that the tenant to which the agreement shall have been assigned as aforesaid will fulfill all the terms and conditions of this agreement. In any case of assignment of rights as aforesaid, the following provisions shall apply: (1) The Tenant shall inform the Landlord of the assignment in advance; (2) The company to which the rights will be assigned undertakes to sign an annex to this agreement whereby it assumes all of the undertakings in this agreement. The Landlord is afforded the opportunity to reasonably object to the assignment of the rights.

10.3.	Even if this agreement provides otherwise, the parties agree that the Tenant may terminate the term of the lease early, if the Tenant offers the Landlord an alternate tenant which will come in its stead and sign a lease agreement with the Landlord. The Landlord shall not unreasonably withhold its consent to the transfer of the rights to the alternate tenant as provided in this section.

[Initials]	[Initials]

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

11.	Changes to the Leased Premises

11.1.	Without derogating from, and in addition to the aforesaid, the Tenant may perform slight adjustments to the Leased Premises, limited to 10% of all of the plasterboards and at an identical standard, such as changes to the interior partitions and the works related thereto, without requiring the Landlord’s approval for such works. The Tenant shall not touch walls made of blocks. It is clarified that the Tenant is obligated to inform the Landlord in advance of any and all material changes, repairs or additions that will be made in the Leased Premises, including changes that do not require its consent. Insofar as the Tenant exceeds the permitted renovations by more than 10% it shall restore the prior condition upon expiration of the lease if it is so required by the Landlord until the expiration of the term of the lease.

12.	Various payments

During the term of the lease, in addition to the Rent, the Tenant shall also make the following payments against a tax invoice that will be issued by the Landlord:

Electricity – subject to Section 14 of this contract.

Water – according to a reading from the floor meter and division according to the area ratio.

Municipal tax – shall be paid directly by the Tenant to the City.

13.	Payment dates and arrears

Any and all payments that apply to any one of the parties pursuant to the terms and conditions of this contract and any law shall be made on the scheduled date.

Any and all payments that apply to the Tenant pursuant to the terms and conditions of this contract and any law that were not made within 14 days from the scheduled date, shall bear prime interest plus 2% (2 percent) per annum from the payment date until the date of the actual payment.

14.	Electricity supply

14.1.	The Tenant declares that it is aware that the Landlord is the exclusive holder of the rights vis-à-vis the Israel Electric Corporation (IEC) with respect to receipt and supply of electricity to the Leased Premises and the surroundings thereof, subject to Section 14. The Tenant hereby absolutely and irrevocably waives its right to engage with the IEC with respect to the electricity supply to the Leased Premises, all subject to the Landlord’s undertaking to immediately handle any problem and/or malfunction and/or damage in connection with the electricity in the Leased Premises.

[Initials]	[Initials]

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

14.2.	The electricity to the Leased Premises shall be supplied by bulk to and from the Building by the Landlord to the Leased Premises, all as the Landlord determines with the IEC. The Tenant shall bear the payments of the electricity consumption according to a detailed invoice that will be sent thereto by the Landlord each and every month, which will be based on a TAOZ meter reading and subject to the IEC’s tariffs for non-bulk consumers, as the same will be determined by the IEC from time to time, including graded tariffs, if any, and any and all other rights that are due from the IEC. The payment shall be made to the Landlord within 20 days from the demand date. A separate meter shall be installed in the building for the Leased Premises. In floors where the same meter is shared by several companies, the bill shall be divided between the companies according to the area ratio, so long as the nature of the work and the working hours of the companies are similar.

14.3.	In the event of a change to the electricity system in the Leased Premises, including an increase in the electricity supply, the Tenant shall be required to notify the Landlord in advance and in writing. The Landlord shall have the right to reasonably object thereto.

16.	Vacation of the Leased Premises

16.1.	In any case that the Tenant is required to vacate the Leased Premises subject to the terms and conditions of this contract and/or any law and for any reason whatsoever, the Tenant shall return the Leased Premises to the Landlord, free and clear of any person and mobile object, other than the Landlord’s property which includes all the fixtures that are connected to the floor and walls, in proper condition, including all the additions installed therein, and other than reasonable wear and tear as a result of proper use thereof.

16.2.	If the Tenant does not vacate the Leased Premises in a timely manner according to the terms and conditions of this contract, either at the end of the Original Term of the Lease and/or the option period, if exercised, or due to the lawful termination of the contract for whatever reason, the Tenant shall pay liquidated damages to the Landlord in an amount that will be equal to [***]% ([***] percent) of Rent per day for every day of delay in the vacation of the Leased Premises as specified above, plus lawful VAT. If there is no replacement tenant, the Tenant may be up to 30 days late in vacating the Leased Premises without payment of the [***]%. This period shall be deemed as a lease period for all intents and purposes, including Rent and municipal tax payments.

16.3.	One month before the vacation of the Leased Premises and up to one week thereafter, the damage in the Leased Premises, if any, will be assessed by the Landlord and the Tenant, together, and the cost of the damage will be estimated. The Tenant undertakes to restore the prior condition, subject to reasonable wear and tear as a result of proper use of the Leased Premises.

16.4.	The Tenant’s undertaking under this section is a material undertaking whose breach shall constitute a fundamental breach of the contract.

[Initials]	[Initials]

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

17.	Collateral

17.1.	As collateral for the fulfillment of all of the Tenant’s undertakings under this agreement, the Tenant undertakes to make a supplemental payment to the Landlord, at the time of signing of this agreement, to reach the amount of ILS [***](which is equal to Rent plus management fees for four months of lease) against which the payments towards collateral that shall have already been made until the signing of this agreement shall be offset. The aforesaid amount shall be used against the last four months of the Tenant’s lease of the Leased Premises, however, if malfunctions and/or damage are found in the Leased Premises, this amount shall be used for repairing the Leased Premises and restoring their good working order.

17.2.	A condition to the enforcement of the collateral by the Landlord is if the Tenant breaches one or more of its material and fundamental undertakings pursuant to this agreement. Forfeiture as aforesaid shall only be performed subject to and provided that the Tenant shall have been given a 30-day prior written notice by registered mail with confirmation of delivery, and provided that the Tenant shall not have remedied this fundamental breach within 21 days from the date of actual receipt of the aforesaid notice.

[Initials]	[Initials]

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

18.	Arbitration

The parties hereby agree to refer all the disputes between them to a single arbitrator who will be chosen by them. In the absence of consent between them regarding the arbitrator’s identity, the arbitrator shall be chosen by the Head of the Bar Association. The arbitrator shall be bound by the substantive law but not by procedural laws. This section constitutes a valid arbitration contract between the parties without requiring another document.

19.	General

19.1.	Any and all changes to the terms and conditions of this contract shall not be valid in any way unless made in writing and signed by both parties.

19.2.	The provisions of this contract above and below notwithstanding, and without derogating from the generality of the aforesaid, the parties reserve the right to any and all remedies to which they will be entitled due to the breach of this contract pursuant to any law.

19.3.	Each party shall bear the fee of its attorney.

19.4.	Other than a notice as provided in Section 17.2 above, any notice dispatched by one party to the other party shall be deemed received by the addressee after 72 hours from the time of dispatch thereof by post in Israel according to the addresses as specified at the top of this contract.

19.5.	The parties agree that, starting from the date of signing of this agreement, this agreement supersedes, for all intents and purposes, any lease agreement and/or addendum signed between the parties and/or between the Tenant and the Landlord with respect to the Leased Premises, and the Leased Premises shall only be governed by the provisions of this agreement.

In witness whereof the parties have hereunto set their hands:

Signature	Signature & Stamp
Nyxoah Ltd.	Block 7093 Parcel 162 Ltd.

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.